Exhibit 10.15
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

THE BRIGHAM AND WOMEN’S HOSPITAL, INC.
EXCLUSIVE PATENT LICENSE AGREEMENT
BWH Agreement No: [***]
BWH Cases Nos: [***], [***], [***] and [***]
This License Agreement (‘“Agreement”) is made as of the 18th day of December, 2017 (“Effective Date” ), by and between Seer Biosciences, Inc., a Delaware corporation, having a principal place of business at [***] (“Company”‘) and The Brigham and Women’s Hospital, Inc., a not-for-profit Massachusetts corporation, with a principal place of business at 75 Francis Street, Boston, Massachusetts 02115 (“Hospital”), each referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
Hospital, as a center for patient care, research and education, is the owner of certain Patent Rights (defined below) and desires to grant a license of those Patent Rights to Company in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of Products and Processes (defined below).
Company has the capability to commercially develop, manufacture, distribute and use Products and Processes for public use and benefit and desires to license such Patent Rights.
For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.CERTAIN DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise.
1.1“Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party. The term “control” shall mean (i) in the case of Company, direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors, and (ii) in the case of Hospital, the power, direct or indirect, to elect or appoint fifty percent (50%) or more of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.
1.2“Claim” shall mean any pending or issued claim of any Patent Right that has not expired or been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable, or unappealed in the time allowed for appeal, but shall exclude any such claim (a) that has been pending without issuance for more than [***], or (b) in an application from which no claims have issued for [***]. For any claim that is covered by (a) or (b), licensed rights to such claim shall revert back to the Hospital.
1.3“Distributor” shall mean any third party entity to whom Company, a Company Affiliate or a Sublicensee has granted, express or implied, the right to distribute any Product or Process pursuant to Section 2.1(b)(ii).
1.4“Excluded Patent License Field 2” shall mean (i) [***] and (ii) the [***].
1.5“FDA” shall mean the United States Food and Drug Administration or any comparable governmental agency outside of the U.S.A.
1.6“First Commercial Sale” shall mean the initial Sale anywhere in the applicable License Territory of a Product or Process.
1.7“Immune Switching of Lymphocyte Subclasses” shall mean switching lymphocyte subclasses from T-helper cells Th2 to Thl.
1.8“Immune Tolerance” shall mean down-regulation of immune responses against a specified endogenous or exogenous antigen.
1.9“IND” shall mean Investigational New Drug Application, as defined by the FDA or foreign equivalent.
1.10“Invention” shall mean any new and useful discovery (i) disclosed to Hospital’s Office of Innovation by [***], and (ii) related to a [***].
1.11“License Field” shall mean Patent Family 1 License Field and Patent Family 2 License Field.
1.12“License Territory” shall mean worldwide.
1.13“NDA” shall mean a New Drug Application, as defined by the FDA or foreign equivalent.
1.14“Net Sales” shall be calculated as set forth in this Section 1.14.
(a)Subject to the conditions set forth below, “Net Sales” shall mean:
(i)the gross amount billed or invoiced, or, if no such bill or invoice is issued, the amount received, whichever is greatest, by Company and its Affiliates and Sublicensees for or on account of Sales of Products and Processes;
(ii)less:
(A)the following amounts actually paid by Company and its Affiliates and Sublicensees in effecting such Sale:
1.amounts repaid or credited by reason of rejection or return of applicable Products or Processes;

2.reasonable and customary trade, quantity or cash rebates or discounts to the extent allowed and taken;
3.discounts or rebates or other payments required by law to be made under Medicaid, Medicare or other governmental • medical assistance programs, to the extent actually allowed and taken;
4.to the extent separately stated on the bill or invoice, amounts for outbound transportation, insurance, handling and shipping;
5.to the extent separately stated on the bill or invoice, taxes, customs duties and other governmental charges levied on or measured by Sales of Products or Processes, whether paid by or on behalf of Company so long as Company’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever; and
6.any invoiced amounts that are not collected by Company, its Affiliates or Sublicensees, including bad debts, up to a maximum of five percent (5%) of gross sales received in any given year.
If there is an overlap between any of the deductions described in 1 through 4 above, each individual item shall only be deducted once in the overall Net Sales calculation.
(B)the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, by Company and its Affiliates and Sublicensees for or on account of Sales of Products and Processes to Hospital and Hospital’s Affiliates.
(b)Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Product or Process between or among Company and any Company Affiliate and/or Sublicensee, unless the transferee is the end purchaser, user or consumer of such Product or Process.
(c)No deductions shall be made for any commissions paid to any individuals or for any costs or expenses of collections.
(d)Net Sales shall be deemed to have occurred and the applicable Product or Process “Sold” on the earlier to occur of receipt of payment or 60 days after billing or invoicing.
(e)Subject to Section 1.14(a)(ii)(A)(2) above, if any Product or Process is Sold at a discounted price that is lower than the customary price charged, or for non-cash consideration (whether or not at a discount), Net Sales shall be calculated based on the non-discounted cash amount charged to an independent third party for the Product or Process during the same Reporting Period or, in the absence of such transaction, on the fair market value of the Product or Process. Non-cash consideration that could affect any payment due to Hospital hereunder shall not be accepted without the prior written consent of Hospital.

1.15“Patent Family 1” shall mean Patent Rights identified by Hospital’s Cases No. [***]; No. [***]; and No. [***], each as further described in Appendix A.
1.16“Patent Family 1 License Field” shall mean all fields of use, [***].
1.17“Patent Family 2” shall mean Patent Rights identified Hospital’s Case No. [***], as further described in Appendix A.
1.18“Patent Family 2 License Field” shall mean all fields of use, [***], provided that Patent Family 2 License Field excludes Excluded Patent License Field 2.
1.19“Patent Rights” shall mean Hospital’s rights in the U.S. Patent Applications under Patent Family 1 and Patent Family 2 and/or the equivalent of such applications including any division, continuation, and continuation-in-part (but only to the extent of claims directed to the subject matter claimed in the parent application) and/or any foreign patent application and/or Letters Patent, and/or the equivalent thereof issuing thereon, and/or reissue, reexamination and/or extension thereof, as may be further described in Appendix A.
1.20“Phase II Clinical Trial” shall mean a clinical study of the Product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b), as amended from time to time, or a comparable regulation if the study is conducted in a jurisdiction outside of the United States.
1.21“Phase III Clinical Trial” shall mean a clinical study of the Product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c), as amended from time to time, or a comparable regulation if the study is conducted in a jurisdiction outside of the United States.
1.22“Process” shall mean any process, method or service the use or performance of which, in whole or in part, absent the license granted hereunder, would infringe one or more Claims.
1.23“Product” shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in part, absent the license granted hereunder, would infringe one or more Claims.
1.24“Reporting Period” shall mean each three month period ending March 31, June 30, September 30 and December 31.
1.25“Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Product or Process for valuable consideration (in the form of cash or otherwise), and further in the case of a Process, to use or perform such Process for the benefit of a third party, other than in connection with research, development or obtaining regulatory approval.
1.26“Sublicense Income” shall mean consideration in any form received by Company and/or Company’s Affiliate(s) in connection with or in exchange for a grant of a sublicense or any other right, license, privilege or immunity (regardless of whether such grantee is a “Sublicensee” as defined in this Agreement) under the Patent Rights to make, have made, use, have used, Sell or have Sold Products or Processes, but excluding consideration included within Net Sales. Sublicense Income shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment, distribution or joint marketing fee, research and development funding in excess of the cost of performing such research and development, and any consideration received for an equity interest in, extension of credit to or other investment in Company or Company’s Affiliates to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by an independent valuation advisor engaged by the Company and approved in writing by Hospital to perform valuation services. For the avoidance of doubt, Sublicense Income shall not include royalties or other consideration based on Net Sales, payments funding the costs of bona fide research and development activities, reimbursement for patent prosecution or enforcement expenses, proceeds from the sale of securities, or consideration received in connection with an assignment of this Agreement in accordance with Section 12.5.
1.27“Sublicensee” shall mean any sublicensee of rights granted in accordance with Section 2.1(a)(iii). For purpose of this Agreement, a Distributor of a Product or Process shall not be included in the definition of Sublicensee unless such Distributor (i) is granted any right to make, have made, use or have used Products or Processes in accordance with Section 2.1(a)(iii), or (ii) has agreed to pay to Company or its Affiliate(s) royalties on such Distributor’s sales of Products or Processes, in which case such Distributor shall be a Sublicensee for all purposes of this Agreement. For the avoidance of doubt, if the Company assigns this Agreement in accordance with Section 12.5, then the assignee shall not be a Sublicensee.
1.28“Third-Party Licensee” shall mean a third party that obtains a license from Hospital under Patent Family 2.
2.LICENSE
2.1Grant of License.
(a)Subject to the terms of this Agreement and Hospital’s rights in Patent Rights, Hospital hereby grants to Company and Company’s Affiliates in the License Territory:
(i)an exclusive, royalty-bearing license under Patent Family 1 in the Patent Family 1 License Field to develop, have developed, make, have made, use, have used, offer for Sale, Sell and have Sold, import, have imported, export, and have exported Products and Processes; and
(ii)an exclusive, royalty-bearing license under Patent Family 2 in the Patent Family 2 License Field to develop, have developed, make, have made, use, have used, offer for Sale, Sell and have Sold, import, have imported, export, and have exported Products and Processes; and
(iii)the right to grant sublicenses under the rights granted in Sections 2.l(a)(i) and (ii), and in accordance with Section 2.2, to Sublicensees, provided that in each case Company shall be responsible for the performance of any obligations of Sublicensees relevant to this Agreement as if such performance were carried out by Company itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to Hospital.
(b)The licenses granted in Section 2.1(a) above include:

(i)the right to grant to the final purchaser, user or consumer of Products the right to use such purchased Products in a method coming within the scope of Patent Rights within the applicable License Field and License Territory; and
(ii)the right to grant to a Distributor the right to Sell (but not to make, have made, use or have used) such Products and/or Processes for or on behalf of Company, its Affiliates and Sublicensees in a manner consistent with this Agreement.
(c)All rights granted to Company this Section 2 are also granted to each Affiliate of Company, provided that such Affiliate shall assume the same obligations as those of Company and be subject to the same terms and conditions hereunder; and further provided that Company shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by Affiliate. Company shall be responsible for any obligation of Affiliates to make any payment to Hospital or provide a report to Hospital.
(d)Company acknowledges that Hospital may grant to a Third-Party Licensee a license under Patent Family 2 in a field of use that does not include the Patent Family 2 License Field.
2.2Sublicenses. Each sublicense granted hereunder shall be subject to the prior written approval of Hospital, which approval shall not be unreasonably withheld, conditioned or delayed.
(a)Company shall require that each sublicense is consistent with and subject to the terms and conditions of the License, including without limitation terms and conditions regarding indemnification, insurance, disclaimers of warranty, and limitations of liability.
(b)Prior to signing a sublicense agreement or any amendment thereto, Company shall provide to Hospital a draft of such agreement or amendment. Company may redact such draft, but only to redact content that is unrelated to the grant of Patent Rights under this Agreement. If Hospital has any comments, it shall provide such comments to Company within [***] days after its receipt of the draft. If Hospital does not provide any comments during such period, the agreement shall be deemed to be approved. If Company receives comments from Hospital, it shall negotiate same with the proposed sublicensee and then deliver a revised draft to Hospital. Hospital shall have [***] days, following receipt, to approve or reject the revised draft. If Hospital does not reject the revised license within such [***]-day period, the sublicense agreement shall be deemed to be approved.
(c)Company shall provide to Hospital a fully signed copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within [***] days after executing the same. Company may redact such copy, but only to redact content that is unrelated to the grant of Patent Rights under this Agreement. For the avoidance of doubt, Company need not provide Hospital copies of agreements with contract research (including academic or non-profit research, development, manufacturing, and/or sales) organizations.

(d)Upon termination of this Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.7. Any sublicense which is not in accordance with the forgoing provisions shall be null and void.
2.3Retained Rights: Requirements. Any and all licenses granted hereunder are subject to:
(a)the right of Hospital and Hospital’s Affiliates and academic, government and not-for-profit institutions to make and to use the subject matter described and/or claimed in the Patent Rights for research and educational purposes; and
(b)for Patent Rights supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seg. and regulations pertaining thereto), including without limitation:
(i)the royalty-free non-exclusive license granted to the U.S. government; and
(ii)to the extent required by applicable law, the requirement that any Products used or sold in the United States shall be manufactured substantially in the United States.
2.4No Additional Rights. It is understood that nothing in this Agreement shall be construed to grant Company or any of its Affiliates a license, express or implied, under any patent owned solely or jointly by Hospital other than the Patent Rights expressly licensed hereunder. Hospital shall have the right to license any Patent Rights to any other party for any purpose outside of the License Fields or the License Territory.
3.DUE DILIGENCE OBLIGATIONS
3.1.Diligence Requirements. Company shall use, and shall cause its Affiliates and Sublicensees, as applicable, to use, commercially reasonable efforts to develop and make available to the public Products and Processes throughout the License Territory in the License Fields. Such efforts shall include achieving the following objectives within the time periods designated below following the Effective Date:
(a)Within [***] months after the Effective Date and annually thereafter, submission of a research and development plan to Hospital (the “Development Plan”):
(b)Within [***] months after the Effective Date, Company will have raised cumulative funding of not less than $[***];
(c)Within [***] months after the Effective Date, Company will have raised cumulative funding of not less than $[***];
(d)By [***], Company will have raised cumulative funding of not less than $[***];
(e)By [***], Company will [***];
(f)By [***], Company will [***]; and
(g)By [***], Company will [***].

Achievement of the foregoing objectives, by Company, its Affiliates or Sublicensees, shall be deemed to satisfy Company’s obligations to use commercially reasonable efforts under this Section 3.1.
3.2.Diligence Failures. If Hospital determines that Company has failed to fulfill any of its obligations under Section 3.1, then Hospital may treat such failure as a default and may terminate this Agreement and/or any license granted hereunder in accordance with Section 10.4.
3.3.Diligence Reports. Company shall provide all reports with respect to its obligations under Section 3.1 as set forth in Section 5.
4.PAYMENTS AND ROYALTIES
4.1License Issue Fee. Company shall pay Hospital a non-refundable up-front fee of $[***] payable as follows: (i) $[***] on the Effective Date and (ii) $[***] on the first anniversary of the Effective Date.
4.2Patent Cost Reimbursement. Company shall reimburse Hospital for all costs associated with the preparation, filing, prosecution and maintenance of all Patent Rights (“Patent Costs”‘) as follows:
(a)Patent Family 1: Company shall reimburse Hospital for all costs incurred by Hospital (as incurred) for prosecution, maintenance or defense (including interference, oppositions, revocations etc.) of the Patent Rights in Patent Family 1;
(b)Patent Family 2: Company shall reimburse Hospital for [***]% of all costs (for so long as a Third Party Licensee has a license under Patent Family 2) incurred by Hospital (as incurred) including, without limitation, prosecution, maintenance and defense (including interference, oppositions, revocations etc.) of the Patent Rights in Patent Family 2, and reimbursement of costs incurred prior to the Effective Date.
With respect to costs incurred by Hospital prior to the Effective Date (estimated currently at a total of $[***] for Patent Family 1 (Case [***] $[***], Case [***] $[***], and Case [***] $[***]), and at a total of $[***] for Patent Family 2 (Case [***]), Company shall pay [***]% of such costs on the Effective Date, another [***]% on the [***] anniversary of the Effective Date and the balance on the [***] anniversary of the Effective Date.
Company shall pay to Hospital, or at Hospital’s request directly to patent counsel, all other Patent Costs within [***] days of Company’s receipt of an invoice for such Patent Costs either from Hospital or Hospital’s patent counsel. Company agrees to indemnify, defend and hold Hospital harmless from and against any and all liabilities, damages, costs and expenses arising from the failure of Company to timely pay Patent Costs reflected in such invoices. Hospital shall instruct patent counsel to provide copies to Hospital for Hospital’s administrative files of all invoices detailing Patent Costs which are sent directly to Company. If Company pays any Patent Costs directly, Company shall advise patent counsel that Hospital is and shall remain patent counsel’s client.
4.3Annual License Fee: Annual Minimum Royalty.
(a)Before First Commercial Sale. Prior to the First Commercial Sale, Company shall pay to Hospital the following non-refundable amounts as an annual license fee within [***] days after each of the following anniversaries of the Effective Date:

(i)$[***] on the [***], [***] and [***] anniversaries of the Effective Date (note that a total of $[***] is due on the [***] anniversary because of the $[***] fee payable in accordance with Section 4.1);
(ii)$[***] per year on the [***], [***] and [***] anniversaries of the Effective Date; and
(iii)$[***] on each subsequent anniversary of the Effective Date;
(b)After First Commercial Sale. The Annual Minimum Payments shall be credited against royalties subsequently due on Net Sales made during such calendar year, if any, but shall not be credited against royalties due on Net Sales made in any other year.
4.4Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.3 above, Company shall pay Hospital milestone payments for the first Product or Process using Patent Rights of Patent Family 1, and for the first Product or Process using Patent Rights of Patent Family 2, as follows:
(a)[***] dollars ($[***]) within sixty (60) days after [***];
(b)[***] dollars ($[***]) within sixty (60) days after [***];
(c)[***] dollars ($[***]) within sixty (60) days after [***];
(d)[***] dollars ($[***]) within sixty (60) days after [***]; and
(e)[***] dollars ($[***]), less [***], within sixty (60) days after [***].
Notwithstanding the forgoing, if the [***].
4.5Royalties on Net Sales and Sublicense Income.
(a)Beginning with the First Commercial Sale in any country in the License Territory, Company shall pay Hospital a royalty of [***]% on Net Sales (as defined in Section 1.14).
If more than one product or service that could have been sold separately are combined for sale at a single offering price, the total gross amount invoiced for purposes of determining Net Sales shall be calculated by multiplying the revenue for said combined sale by the fraction A/(A+B), where A is the sum of the offering prices of each product and service that independently constitutes a Product or Process if sold separately, and B is the sum of the offering prices of each other product or service combined therewith at said single offering price, provided however, royalties on Net Sales shall not be lower than [***]%.
(b)Company shall pay Hospital, at the time set forth in Section 4.5(c) below, the Applicable Percentage (as defined below) of any and all Sublicense Income to the extent attributable to a Product or Process.

For purposes of this provision, the “Applicable Percentage” shall be: (i) [***]% during the period between the Effective Date and the [***] anniversary of the Effective Date; (ii) [***]% during the period between the [***] anniversary of the Effective Date and the date that Company has raised $[***] from all sources including sales of securities, grants and sublicense income (the “$[***] Funding Threshold”); provided, however, that if the $[***] Funding Threshold is achieved prior to the [***] anniversary of the Effective Date, then skip clauses (i) and (ii) and proceed to clause (iii)); (iii) [***]% during the period between (A) the earlier to occur of the [***] anniversary of the Effective Date and the $[***] Funding Threshold and (B) the date the Company has raised $[***]; (iv) [***]% during the period after the Company has raised $[***] and before it has raised $[***]; and (v) [***]% during the period after the Company has raised $[***].
(c)All payments due to Hospital under this Section 4.5 shall be due and payable by Company within [***] days after the end of each Reporting Period, and shall be accompanied by a report as set forth in Sections 5.3 and 5.4.
4.6Form of Payment. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this Agreement and its BWH Agreement Number and identify the obligation under this Agreement that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.
Checks for all payments due to the Hospital under this Agreement shall be made payable to the Hospital and addressed as set forth below:
Brigham and Women’s Hospital
BOA-Lockbox Services
PCSR Lockbox #[***]
[***]
2 Morrissey Blvd
Dorchester, MA 02125
Reference Agreement #: [***]
Payments via wire transfer should be made as follows:
ACH Credit: [***]
Federal Reserve Wire: [***]
SWIFT Code: [***]
Account #[***]
Brigham and Women’s Hospital
Bank of America
100 Federal Street
Boston, MA 02110

Reference Agreement #: [***]
4.7Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest beginning on the first day following the Reporting Period to which such payment was incurred and until payment thereof at a per annum rate equal to [***] above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each Reporting Period, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude Hospital from exercising any other rights it may have as a consequence of the lateness of any payment.
5.REPORTS AND RECORDS
5.1Diligence Reports. Within [***] days after the end of each calendar year, Company shall report in writing to Hospital on progress made toward the objectives set forth in Section 3.1 during such preceding 12-month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.
5.2Milestone Achievement Notification. Company shall report to Hospital the dates on which it achieves the milestones set forth in Section 4.4 within [***] days of each such occurrence.
5.3Sales Reports. Company shall report to Hospital the date on which it achieves the First Commercial Sale in each country of the License Territory within [***] days after each such occurrence. Following the First Commercial Sale, Company shall deliver reports to Hospital within [***] days after the end of each Reporting Period. Each report under this Section 5.3 shall have substantially the format outlined in Appendix B, shall be certified as correct by an officer of Company and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:
(a)the number of Products and Processes Sold by Company, its Affiliates and Sublicensees in each country;
(b)the amounts billed, invoiced and received by Company, its Affiliates and Sublicensees for each Product and Process, in each country, and total billings or payments due or made for all Products and Processes;
(c)calculation of Net Sales for the applicable Reporting Period in each country, including, to the extent reasonably possible, an itemized listing of permitted offsets and deductions;
(d)total royalties payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and
any other payments due to Hospital under this Agreement.
If no amounts are due to Hospital for any Reporting Period, the report shall so state.
5.4Sublicense Income Reports. Company shall, along with delivering payment as set forth in Section 4.6, report to Hospital within [***] days after the end of each Reporting Period the amount of all

Sublicense Income received by Company during such Reporting Period, and Company’s calculation of the amount due and paid to Hospital from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments in substantially the format outlined in Appendix C.
5.5Audit Rights. Company shall maintain, and shall cause each of its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to Hospital in relation to this Agreement, which records shall contain sufficient information to permit Hospital and its representatives to confirm the accuracy of any payments and reports delivered to Hospital and compliance in all other respects with this Agreement. Company shall retain and make available, and shall cause each of its Affiliates and Sublicensees to retain and make available, such records for at least [***] years following the end of the calendar year to which they pertain, to Hospital and/or its independent certified public accountant (“Auditor”‘), no more than once in a calendar year and upon at least fifteen (15) days’ advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under this Agreement. If any examination conducted by Hospital or its Auditor pursuant to the provisions of this Section show an underreporting or underpayment of [***] or more in any payment due to Hospital hereunder, Company shall reimburse Hospital the full cost associated with engaging such Auditor and shall remit any amounts due to Hospital (including interest due in accordance with Section 4.7) within [***] days of receiving notice thereof from Hospital.
5.6Confidentiality of Reports. Hospital agrees to treat all reports prepared or delivered under this Section 5, and all information contained therein, as Confidential Information in accordance with the provisions of Appendix D.
6.PATENT PROSECUTION AND MAINTENANCE
6.1Prosecution. Hospital shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in Patent Rights. Company shall reimburse Hospital for Patent Costs incurred by Hospital relating thereto in accordance with Section 4.2.
6.2Copies of Documents. Company shall have the right to review and provide input on all prosecution and maintenance activities related to the Patent Rights. With respect to any Patent Right licensed hereunder, Hospital shall instruct the patent counsel prosecuting such Patent Right to (i) promptly copy Company on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) provide Company with copies of draft submissions to the USPTO sufficiently prior to filing to permit reasonable review and commentary; and (iii) give due consideration to the comments and requests of Company and its patent counsel. Notwithstanding the foregoing, for so long as a Third-Party Licensee has a license under Patent Family 2, Company shall have no right to provide input to Hospital on the prosecution of Patent Family 2.
6.3Company’s Election Not to Proceed. Company may elect to surrender any patent or patent application in Patent Rights in any country upon sixty (60) days advance written notice to Hospital. Such notice shall relieve Company from the obligation to pay for future Patent Costs associated with such surrendered Patent Right(s) but shall not relieve Company from responsibility to pay Patent Costs incurred prior to the expiration of the sixty (60) day notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder. Company shall have no further rights therein and Hospital shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.
6.4Confidentiality of Prosecution and Maintenance Information. Company agrees to treat all information related to prosecution and maintenance of Patent Rights as Confidential Information in accordance with the provisions of Appendix D.
6.5Improvements. For any Invention disclosed to Hospital’s Office of Innovation (or any successor office) within 24 months after the Effective Date, Hospital shall use reasonable efforts to notify Company of such any Invention within 30 days after such disclosure.
7.THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS
7.1Hospital Right to Prosecute. Hospital shall have the first right, at its sole discretion, to prosecute infringers of the Patent Rights in either License Field in the License Territory, with reasonable notice to and consideration of input from Company; Company has the second right. Hospital will protect its Patent Rights from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. If Company shall have supplied Hospital with written evidence demonstrating to Hospital’s reasonable satisfaction prima facie infringement of a claim of a Patent Right in either License Field in the License Territory by a third party which poses a material threat to Company’s rights under this Agreement, Company may by notice request Hospital to take steps to protect such Patent Right. Hospital shall notify Company within [***] months of the receipt of such notice whether Hospital intends to prosecute the alleged infringement. If Hospital notifies Company that it intends to so prosecute, Hospital shall, within [***] months of its notice to Company either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer.
7.2Company Right to Prosecute. In the event Hospital notifies Company that Hospital does not intend to prosecute infringement identified under Section 7.1, Company may, upon notice to Hospital, initiate legal proceedings against the infringer at Company’s expense with respect to a claim of a Patent Right in the applicable License Field in the License Territory. Before commencing such action, Company and, as applicable, any Affiliate, shall consult with Hospital, concerning, among other things, Company’s standing to bring suit, the advisability of bringing suit, the selection of counsel and the jurisdiction for such action (provided Company must have Hospital’s prior written consent with respect to selection of jurisdiction for any action in which Hospital may be joined as a party-plaintiff) and shall use reasonable efforts to accommodate the views of Hospital regarding the proposed action, including without limitation with respect to potential effects on the public interest. Company shall be responsible for all costs, expenses and liabilities in connection with any such action and shall indemnify and hold Hospital harmless therefrom, regardless of whether Hospital is a party-plaintiff, except for the expense of any independent counsel retained by Hospital in accordance with Section 7.5 below.
7.3Hospital Joined as Party-Plaintiff. If Company elects to commence an action as described in Section 7.2 above, Hospital shall have, in its sole discretion, the option to join such action as a party-plaintiff. If Hospital is required by law to join such action as a party-plaintiff (i.e. Company could not proceed without such joinder), then Hospital may either, in its sole discretion, permit itself to be joined as a party-plaintiff at the sole expense of Company, or assign to Company all of Hospital’s right, title and interest in and to the Patent Right which is the subject of such action (subject to all of Hospital’s obligations to the government under law and any other rights that others may have in such Patent Right). If Hospital makes such an assignment, such action by Company shall thereafter be brought or continued

without Hospital as a party; provided, however, that Hospital shall continue to have all rights of prosecution and maintenance with respect to Patent Rights and Company shall continue to meet all of its obligations under this Agreement as if the assigned Patent Right were still licensed to Company hereunder.
7.4Notice of Actions; Settlement. Each Party shall promptly inform the other Party of any action or suit relating to Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any action relating to Patent Rights, including but not limited to appeals, without the prior written consent of said other Party.
7.5Cooperation. Each Party agrees to cooperate reasonably in any action under Section 7 which is controlled by the other Party, provided that the controlling party reimburses the cooperating party for any costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating party in accordance with this Section 7.5. Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party. The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the Party bringing suit in accordance with Section 7.6.
7.6Recovery. All settlements require written prior approval of Hospital. All damages or settlement awards paid by an infringer will be allocated between Company and Hospital as follows:
(a)[***];
(b)[***]; and
(c)[***].
8.INDEMNIFICATION AND INSURANCE
8.1Indemnification.
(a)Company shall indemnify, defend and hold harmless Hospital and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (“Action”) arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used, or sold or performed pursuant to any right or license granted under this Agreement.
(b)Company shall indemnify, defend and hold harmless Indemnitees against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any Action arising out of any dispute between Company and a Third-Party Licensee relating to their respective rights under Patent Family 2.

(c)Company agrees, at its own expense, to provide attorneys reasonably acceptable to the Hospital to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by counsel retained by Company would be inappropriate because of conflict of interests of such Indemnitee and any other party represented by such counsel. Company agrees to keep Hospital informed of the progress in the defense and disposition of such Action and to consult with Hospital prior to any proposed settlement.
(d)This section 8.1 shall survive expiration or termination of this Agreement.
8.2Insurance.
(a)Beginning at such time as any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company, an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[***] per incident and $[***] annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under Section 8.1 of this Agreement. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[***] annual aggregate) such self-insurance program must be acceptable to the Hospital and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of Company’s liability with respect to its indemnification under Section 8.1 of this Agreement.
(b)Company shall provide Hospital with written evidence of such insurance upon request of Hospital. Company shall provide Hospital with written notice at least [***] days prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage prior to the expiration of such [***] day period, Hospital shall have the right to terminate this Agreement effective at the end of such [***] day period without notice or any additional waiting periods.
(c)Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company or by a licensee, affiliate or agent of Company and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than [***] years.
(d)This section 8.2 shall survive expiration or termination of this Agreement.
9.DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1Title to Patent Rights. To the best knowledge of Hospital’s Innovation office, Hospital represents that it is the owner by assignment from [***] of the Patent Rights and has the authority to enter into this Agreement and license the Patent Rights to Company hereunder.
9.2Limited Warranties.
(a)HOSPITAL SHALL REPRESENT THAT, TO THE BEST OF ITS KNOWLEDGE, AS OF THE EFFECTIVE DATE OF THE LICENSE, IT OWNS THE PATENT RIGHTS AND HAS NOT GRANTED ANY LICENSES THAT CONFLICT WITH THE LICENES GRANTED HEREUNDER. HOSPITAL SHALL OTHERWISE MAKE NO WARRANTIES REGARDING THE PATENT RIGHTS AND RIGHTS GRANTED UNDER THE LICENSE, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONJNFRINGEMENT OR VALIDITY OF PATENT RIGHTS. HOSPITAL MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGFITS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.
(b)COMPANY REPRESENTS AND WARRANTS THAT PATENT FAMILY 2 LICENSE FIELD SPECIFICALLY EXCLUDES THE EXCLUDED PATENT LICENSE FIELD 2.
9.3Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, LICENSEES, SUBLICENSEES OR DISTRIBUTORS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. PROVIDED, HOWEVER, NOTHING IN THIS SECTION 9.3 SHALL BE CONSTRUED TO LIMIT COMPANY’S OBLIGATION TO INDEMNIFY HOSPITAL UNDER SECTION 8 OF THIS AGREEMENT. This Section 9.3 shall not restrict Hospital’s liability to the extent any damages are directly attributable to such party’s gross negligence or willful misconduct.
10.TERM AND TERMINATION

10.1Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date on which all Claims within the Patent Rights have expired or been abandoned unless this Agreement is terminated earlier in accordance with any of the other provisions of Section 10.
10.2Termination for Failure to Pay. If Company fails to make any payment due hereunder. Hospital shall have the right to terminate this Agreement upon [***] business days written notice, unless Company makes such payments plus any interest due, as set forth in Section 4.7, within said [***] day notice period. If payments are not made, Hospital may immediately terminate this Agreement at the end of said [***] day period. Company shall be entitled to only one such cure period in a calendar year; for a second failure to make payment on time. Hospital shall have the right to terminate this Agreement immediately upon written notice.
10.3Termination for Insurance and Insolvency.
(a)Insurance. Hospital shall have the right to terminate this Agreement in accordance with Section 8.2(b) if Company fails to maintain the insurance required by Section 8.2.
(b)Insolvency and other Bankruptcy Related Events. Hospital shall have the right to terminate this Agreement immediately upon written notice to Company with no further notice obligation or opportunity to cure if Company: (i) shall make an assignment for the benefit of creditors; or (ii) or shall have a petition in bankruptcy filed for or against it (provided that, in the case of a petition in bankruptcy filed against it. Hospital shall not have the right to terminate this Agreement if such petition is stayed or dismissed within [***] days following the filing of such petition).
10.4Termination for Non-Financial Default. Hospital has the right to terminate the License for Company’s breach, including failure to pay and failure to satisfy diligence requirements, upon failure to cure within [***] days of receipt of written notice specifying the breach. Company has the right to terminate the License upon [***] days’ advance written notice. If Company, any of its Affiliates or any Sublicensee shall default in the performance of any of its other obligations under this Agreement not otherwise covered by the provisions of Section 10.2 and 10.3, and if such default has not been cured within [***] days after notice by Hospital in writing of such default, Hospital may immediately terminate this Agreement, and/or any license granted hereunder with respect to the country or countries in which such default has occurred, at the end of said [***] day cure period. Hospital shall also have the right to terminate this Agreement and/or any such license immediately, upon written notice, in the event of repeated defaults even if cured within such [***] day periods.
10.5Challenging Validity. During the term of this Agreement, Company shall not challenge, and shall restrict Company’s Affiliates and Sublicensees from challenging, the validity of the Patent Rights and in the event of any breach of this provision Hospital shall have the right to terminate this Agreement and any license granted hereunder immediately. In addition, if the Patent Rights are upheld Company shall reimburse Hospital for its reasonable legal costs and expenses incurred in defending any such challenge.
10.6Termination by Company. Company shall have the right to terminate this Agreement by giving [***] days advance written notice to Hospital and upon such termination shall immediately cease all use and Sales of Products and Processes, subject to Section 10.9.

10.7Effect of Termination on Sublicenses. If (i) this Agreement is terminated, (ii) the Company entered into a sublicense agreement prior to termination, (iii) the Sublicensee is in compliance with its obligations under such sublicense agreement at the time of termination of this Agreement, and (iv) Company or the Sublicensee provides Hospital with an unredacted copy of such agreement within [***] days after termination of Agreement, then such sublicense granted by Company under this Agreement will provide for assignment to Hospital of Company’s interest therein, effective as of the time of such termination, provided however that such assignment shall only be in respect to rights to Patent Rights granted under this Agreement. Under such assignment, both Sublicensee and Hospital shall maintain and/or assume all terms, conditions, and obligations related to Patent Rights in such sublicense agreement.
10.8Effects of Termination of Agreement. Upon termination of this Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 5 shall be submitted to Hospital and all royalties and other payments, including without limitation any unreimbursed Patent Costs, accrued or due to Hospital as of the termination date shall become immediately payable. Following termination (but not expiration) of this Agreement, Company shall cease, and shall cause its Affiliates and Sublicensees to cease under any sublicense granted by Company, all Sales and uses of Products and Processes upon such termination, subject to Section 10.9. The termination or expiration of this Agreement or any license granted hereunder shall not relieve Company, its Affiliates or Sublicensees of obligations arising before such termination or expiration.
10.9Inventory. Upon early termination of this Agreement other than for Company default, Company, Company Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Products and Processes that exist as of the effective date of termination provided that (i) Company pays Hospital the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, and (ii) Company, Company Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Products and Processes within [***] months after the effective date of termination. Upon expiration of this Agreement, Company shall pay to Hospital the royalties set forth in Section 4.5(a) for Sales of any Product that was in inventory or was a work-in-progress on the date of expiration of the Agreement.
Notwithstanding the foregoing, the Company’s obligation to pay the milestone payment, as described in Section 4.4(e), will survive termination of the License.
11.COMPLIANCE WITH LAW
11.1Compliance. Company shall have the sole obligation for Company’s compliance with, and shall ensure that any Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Products and Processes, including, but not limited to, those of the Food and Drug Administration and the Export Administration, as amended, and any applicable laws and regulations of any other country in the License Territory. As between the Parties, Company agrees that it shall be solely responsible for obtaining any necessary licenses to export, re-export, or import Products or Processes covered by Patent Rights and/or Confidential Information. Company shall indemnify and hold harmless Hospital for any breach of Company’s obligations under this Section 11.1.
11.2Patent Numbers. Company shall cause all Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. Company shall similarly cause all Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.
12.MISCELLANEOUS
12.1Entire Agreement. This Agreement (including the appendices) constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes the Term Sheet between the Parties dated [***].
12.2Notices. Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other party. Notices will be deemed effective (a) three (3) working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand. Unless changed in writing in accordance with this Section, the notice addresses shall be:
For Hospital:
Chief Innovation Officer, Innovation
Brigham and Women’s Hospital
215 First Street, Suite 500
Cambridge, MA 02142
For Company:
Seer Biosciences, Inc.
[***]
Attn: [***]
Fax No. [***]
12.3Amendment; Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.
12.4Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.
12.5Assignment. Company shall not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Hospital; provided, however, that if Company has fulfilled its diligence obligations as set forth in Section 3, no such consent will be required to assign this Agreement to a successor of the Company’s business to which this Agreement pertains or to a purchaser of substantially all of the Company’s assets related to this Agreement, so long as such successor or purchaser shall agree in writing to be bound by all of the terms and conditions hereof prior to such assignment. Company shall notify Hospital in writing of any such assignment and provide a copy of all assignment documents and related agreements to Hospital within [***] days of such assignment. Failure of an assignee to agree to be bound by the terms hereof or failure of Company to notify hospital and provide copies of assignment documentation shall be grounds for termination of this Agreement for default in accordance with Section 10.4 of this Agreement. Further, neither any rights granted under this Agreement nor any sublicense may be assigned by any Sublicensee without the prior written consent of Hospital.
12.6Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.
12.7Use of Name. Neither Party shall use the name, trademark, service mark, logo or other identifying characteristic (“Name”) of the other Party or of any trustee, director, officer, staff member, employee, student or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose Name is to be used. For Hospital, such approval shall be given solely by its Public Affairs Department. Notwithstanding the foregoing, Company may make factual statements publicly (a) concerning the Company’s license of the Patent Rights from Hospital and (b) that one of its founders. Dr. Omid Farokhzad, is a professional staff member of the Hospital, provided that in each case, such usage (i) is limited to reporting factual events or occurrences only, (ii) is not promotional in nature, and (iii) is made in a manner that could not reasonably constitute an endorsement by Hospital, Hospital’s affiliates, or any of their respective directors, trustees, officers, appointees, employees, staff, representatives or agents of Company or of any Company program, product or service. The foregoing restriction shall not apply to any information required by law to be disclosed to any governmental entity.
12.8Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each Party agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of this Agreement or the subject matter hereof.
12.9Hospital Policies. Company acknowledges that Hospital’s employees and medical and professional staff members and the employees and staff members of Hospital’s Affiliates are subject to the applicable policies of Hospital and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. Company shall provide Hospital with any agreement it proposes to enter into with any employee or staff member of Hospital or any of Hospital’s Affiliates for Hospital’s prior review and shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy. Hospital shall provide Company, at Company’s request, with copies of any such policies applicable to any such employee or staff member.
12.10Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.
12.11Survival. In addition to any specific survival references in this Agreement, Sections 1, 2.4, 4.2 (with respect to costs incurred before termination or expiration), 4.4(e), 4.6, 4.7, 5.2 (with respect to 4.2(e)), 5.3 and 5.4 (with respect to Sales or Sublicense Income recognized within 12 months after termination or expiration), 5.5, 6.4, 8.1, 8.2, 9.2, 9.3, 10.7, 10.8, 10.9 12.1, 12.2, 12.3, 12.4, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12 and 12.13 shall survive termination or expiration of this Agreement. Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive this Agreement shall similarly survive and remain in effect.
12.12Interpretation. The parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.
12.13Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Exclusive Patent License Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

SEER BIOSCIENCES, INC.		THE BRIGHAM AND WOMEN’S HOSPITAL, INC.

By:	/s/ Nelson K. Stacks	By:
Name: Nelson K. Stacks		Name:

TITLE:	President	TITLE:

DATE:	12/18/17	DATE:

IN WITNESS WHEREOF, the Parties have caused this Exclusive Patent License Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

SEER BIOSCIENCES, INC.	THE BRIGHAM AND WOMEN’S HOSPITAL, INC.

By:	By:	/s/ Daniel Castro
Name:	Name: Daniel Castro

TITLE:	TITLE:	Managing Director, Licensing Partners
HealthCare Innovation

DATE:	DATE:	12/18/17

Appendix A
DESCRIPTION OF PATENT RIGHTS
Patent Family 1:
1.    [***].
2.    [***].
3.    [***].
4.    [***]
5.    [***].
6.    [***].
Patent Family 2:
1.    [***].

Appendix B

SALES REPORTS
AGREEMENT INCOME REPORT    Royalty Income

[MGH] [BWH] Agreement # -
Licensee -
Sub-Licensee -
Separate reports must be filed for
1.    Each Product sold.
2.    Each country of sale, if different deductions or royalty rates apply.

Product Name:
Report Time Period:
From mm/dd/yyyy
To mm/dd/yyyy

Country of Sale
Quantity Sold
Gross Sales (USD)	$	$	$
Exchange Rate
Deductions (Itemize)
Please list each deduction separately. Use same definition as appears in Agreement and include the contract paragraph as a reference (Std Section 1.17(a)(ii) line item deductions listed below).
Al.
A2.
A3.
A4.
B.

Total Deductions	(	)	(	)	(	)
Net Sales
Royalty Percentage
Credits (itemize)	(	)	(	)	(	)

Royalties Due	$	$	$

PLEASE ATTACH DETAIL SALES REPORTS AS REQUIRED

Appendix C

AGREEMENT INCOME REPORT	Sublicense Income
[MGH] [BWH] Agreement # -
Licensee -
Sub-Licensee -
Separate reports must be filed for Payments associated with each Product:

Product Name:

Report Time Period:

From mm/dd/yyyy
To mm/dd/yyyy
Detailed Explanation of Payment
Required for “Other Payment”
Annual Fees/Minimum Royalties          $.
Milestone Payments                                $.
Sublicense Fees and Royalties               $.
Other Payment                                        $.
Other Payment                                        $.
Other Payment                                        $.
TOTAL                                                    $.
PLEASE ATTACH DETAIL AS REQUIRED

Appendix D
CONFIDENTIALITY TERMS AND CONDITIONS
1.Definition of Confidential Information. “Confidential Information” shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by one Party (each a “Discloser” as applicable) to the other Party (each a “Recipient” as applicable) in connection with the terms of that certain Exclusive License Agreement dated December 18, 2017 (the “License Agreement”) and identified as confidential in the License Agreement or at the time of disclosure (the “Purpose”). Hospital’s Confidential Information shall also include all information disclosed by Hospital to Company in connection with the Patent Rights. Capitalized terms used in this Appendix that are not otherwise defined herein have the meanings ascribed in the License Agreement to which this Appendix is attached and made a part thereof.
2.Exclusions. “Confidential Information” under this Agreement shall not include any information that (i) is or becomes publicly available through no wrongful act of Recipient; (ii) was known by Recipient prior to disclosure by Discloser, as evidenced by tangible records; (iii) is disclosed to Recipient by a third party having an apparent bona fide right to disclose it; (iv) is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records; or (v) is disclosed to another party not subject to obligations of confidentiality by Discloser without restriction on further disclosure. The obligations of confidentiality set forth in this Agreement shall be suspended solely in the event that Recipient is required to disclose or produce Discloser’s Confidential Information pursuant to applicable law, court order or other valid legal process, provided that Recipient promptly notifies Discloser prior to such required disclosure, discloses such information only to the extent so required, and cooperates reasonably with Discloser’s efforts to contest or limit the scope of such disclosure. Information disclosed pursuant to the foregoing sentence shall remain Confidential Information for all other purposes.
3.Permitted Purpose. Recipient shall have the right to, and agrees that it will, use Discloser’s Confidential Information solely as permitted in the License Agreement (the “Purpose”), except as may be otherwise specified in a separate definitive written agreement negotiated and executed between the parties.
4.Restrictions. For the term of the License Agreement and a period of five (5) years thereafter (and indefinitely with respect to any individually identifiable health information disclosed by Hospital to Company, if any), each Recipient agrees that: (i) it will not use such Confidential Information for any purpose other than as specified herein, including without limitation for its own benefit or the benefit of any other person or entity; and (ii) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) not to disclose such Confidential Information to any other person or entity except as expressly permitted hereunder. Recipient may, however, disclose Discloser’s Confidential Information only on a need-to-know basis to its and its Affiliates’ employees, staff members and agents (“Receiving Individuals”-) who are directly participating in the Purpose and who are informed of the confidential nature of such information, provided Recipient shall be responsible for compliance by Receiving Individuals with the terms of this Agreement and any breach thereof. This Section 4 shall survive termination or expiration of this Agreement.
5.Omitted.

6.Ownership. All Confidential Information disclosed pursuant to this Agreement, including without limitation all written and tangible forms thereof, shall be and remain the property of the Discloser. Upon termination of this Agreement, if requested by Discloser, Recipient shall return or destroy at Discloser’s discretion all of Discloser’s Confidential Information, provided that Recipient shall be entitled to keep one copy of such Confidential Information in a secure location solely for the purpose of complying with Recipient’s legal obligations under the License Agreement.
7.No License. Nothing in this Agreement shall be construed as granting or conferring, expressly or impliedly, any rights by license or otherwise, under any patent, copyright, or other intellectual property rights owned or controlled by Discloser relating to Confidential Information, except as specifically set forth in the License Agreement.
8.Remedies. Each party acknowledges that any breach of this Agreement by it may cause irreparable harm to the other party and that each party is entitled to seek injunctive relief and any other remedy available at law or in equity.
9.General. These Confidentiality Terms and Conditions, along with the License Agreement, contain the entire understanding of the parties with respect to the subject matter hereof, and supersede any prior oral or written understandings between the parties relating to confidential treatment of information. Sections 1, 2, 4, 6, 8 and 9 of these Confidentiality Terms and Conditions shall survive any expiration or termination of the License Agreement.